Bontan Corporation Inc.

Consolidated Financial Statements

For the Three Months Ended June 30, 2010 and 2009

(Canadian Dollars)

(UNAUDITED – see Notice to Reader dated August 20, 2010)

Index

Notice to Reader issued by the Management	2

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Cash Flows	5

Consolidated Statement of Shareholders’ Equity Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss	6 7
Notes to Consolidated Financial Statements	8-21

BONTAN CORPORATION INC.

NOTICE TO READER OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Bontan Corporation Inc. for the three months ended June 30, 2010 have been prepared by management in accordance with Canadian generally accepted accounting principles, consistently applied. These consolidated financial statements have not been reviewed by the auditors of the Company.

These financial statements are presented on the accrual basis of accounting. Accordingly, a precise determination of many assets and liabilities is dependent upon future events. Therefore, estimates and approximations have been made using careful judgement. Recognizing that the management is responsible for both the integrity and objectivity of the financial statements, management is satisfied that these financial statements have been fairly presented.

August 20, 2010

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)
(Unaudited – see Notice to Reader dated August 20, 2010)

	Note	June 30, 2010	March 31, 2010
			(Audited)
Assets
Current
Cash		$ 943,233	$ 2,350,526
Short term investments	3,13(vii) & (viii)	1,382,185	1,359,431
Prepaid consulting services	5	68,029	50,792
Other receivables		571,085	129,869

		$ 2,964,532	$ 3,890,618
Office equipment and furniture	4	$ 10,120	$ 8,802
Oil & gas properties and related expenditure	6,13(iv)	$ 7,352,599	$ 6,520,367
		$ 10,327,251	$ 10,419,787
Liabilities and shareholders' equity
Current liabilities
Accounts payable	13(vi)	$ 1,787,925	$ 1,410,327
Audit and consulting fees accrued		91,161	1,043,583
Short term loans		-	1,065,578
Total current liabilities		$ 1,879,086	$ 3,519,488
Shareholders' Equity
Capital stock	7	$ 36,021,347	$ 35,298,257
Warrants	9	8,690,756	7,343,886
Contributed surplus		4,573,748	4,573,748
Accumulated other comprehensive loss		(2,674,476)	(2,696,213)
Deficit		(37,748,226)	(37,262,565)
		(40,422,702)	(39,958,778)
Total shareholders' equity		$ 8,863,149	$ 7,257,113
Non-controlling interests		$ (414,984)	$ (356,814)
Total equity		$ 8,448,165	$ 6,900,299
		$ 10,327,251	$ 10,419,787
Going concern (note 2)
Commitments and Contingent Liabilities (Note 12)
Related Party Transactions (Note 13)

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Operations
(Canadian Dollars)
(Unaudited – see Notice to Reader dated August 20, 2010)

For the three months ended June 30,	Note	2010	2009
Income

		-	-
Expenses
Professional fees	13(iv)	239,987	10,281
Consulting fees	11,13(v)	208,689	86,348
Shareholders information	13(i)	43,273	37,238
Travel, meals and promotions	13(iv)	32,669	20,788
Office and general	13(ii)	28,649	9,263
Payroll		12,412	11,517
Rent	13(ii)	6,390	4,866
Communication		5,475	3,365
Transfer agents fees		4,817	725
Bank charges and interest		4,235	530
Amortisation		580	515
Loss (gain) on disposal of short term investments		-	(2,819)
Exchange (gain)loss		(43,345)	23,020
		543,831	205,637
		(543,831)	(205,637)
Non-controlling interests		58,170	-
Net loss for period		(485,661)	(205,637)
Basic and diluted loss per share information
Net Loss per share	10	$ (0.01)	$ (0.01)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)
(Unaudited – see Notice to Reader dated August 20, 2010)

For the three months ended June 30,	Note	2010	2009
Cash flows from operating activities
Net loss for year		$ (485,661)	$ (205,637)
non-controlling interests		$ (58,170)
Amortization of office equipment and furniture		580	515
Gain on disposal of short term investments		-	(2,819)
Consulting fees settled for common shares	5	22,868	20,484
Net change in working capital components
Other receivables		(441,216)	29,427
Accounts payable		377,598	33,708
Audit and consulting fees accrued		(952,422)	11,779
		$ (1,536,423)	$ (112,543)
Cash flow from(into) investing activities
Purchase of office equipment and furniture		(1,897)	-
Acquisition of oil & gas properties		(658,279)
Net proceeds from sale of short term investments		-	66,879
		$ (660,176)	$ 66,879
Cash flow from financing activities
Short term loan		(1,239,531)	-
Common shares issued net of issuance costs		2,029,855	-
		$ 790,324	$ -
Decrease in cash during period		(1,406,275)	(45,664)
Cash at beginning of period		2,350,526	352,958
Cash at end of period		$ 944,251	$ 307,294
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	5	(22,868)	(20,484)
options and expensed during the period
Consulting fees prepaid in shares	5	(68,029)	-
		$ (90,897)	$ (20,484)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the three months ended June 30, 2010
(Unaudited – see Notice to Reader dated August 20, 2010)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2009	30,820,743	$ 32,854,075	$2,192,927	$ 4,154,266	$(33,335,321)	$(4,425,018)	$ 1,440,929
Issued under private placement	34,050,000	5,726,794		-			5,726,794
Finder fee		(572,679)					(572,679)
Value of warrants issued under private placement		(2,859,141)	2,859,141				-
Value of warrants issued as finders fee		(289,687)	289,687				-
Subscriptions received		303,480					303,480
Shares cancelled	(350,000)	(81,957)					(81,957)
Issued under 2009 Consultant Stock Option Plan	708,333	217,372					217,372
Value of warrants issued to induce short term loans			278,325				278,325
Value of warrants issued as part of acquisition of oil & gas properties			1,723,806				1,723,806
Options revaluation upon changes in the terms				419,482			419,482
Net loss					(3,927,244)		(3,927,244)
Unrealised gain on short term investments,net of tax considered available for sale						1,728,805	1,728,805
Balance, March 31, 2010	65,229,076	35,298,257	7,343,886	4,573,748	(37,262,565)	(2,696,213)	7,257,113
subscription received in fiscal 2010 reversed on issuance of shares		(303,480)					(303,480)
Issued under private placement	12,700,000	2,564,925					2,564,925
Finder fee		(256,493)					(256,493)
Value of warrants issued under private placement		(1,232,145)	1,232,145				-
Value of warrants issued as finders fee		(123,214)	123,214				-
Issued under 2009 Consultant stock compensation plan	135,000	40,105					40,105
Issued on exercise of warrants	250,000	24,903					24,903
Value of warrants exercised		8,489	(8,489)				-
Unrealised gain on short term investments ,net of tax, considered available for sale						21,737	21,737
Net loss for the quarter					(485,661)		(485,661)
Balance, June 30, 2010	78,314,076	$ 36,021,347	$8,690,756	$ 4,573,748	$(37,748,226)	$ (2,674,476)	$ 8,863,149

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss
(Canadian Dollars)
 (Unaudited – see Notice to Reader dated August 20,2010)

	Note	Three months ended June 30,		Year ended March 31
		2010	2009	2010
		(Unaudited)	(Unaudited)	(Audited)
Other comprehensive gain (loss)
Net loss for year		$ (485,661)	$ (205,637)	$(3,927,244)
Unrealised gain(loss) for period on short term investments, net of tax considered available for sale	3	21,737	316,203	1,728,805
Comprehensive gain (loss)		(463,924)	110,566	(2,198,439)

Accumulated other comprehensive loss
Beginning of period		(2,696,213)	(4,425,018)	(4,425,018)
Other comprehensive gain for period		21,737	316,203	1,728,805
Accumulated other comprehensive loss, end of period		$ (2,674,476)	$ (4,108,815)	$ (2,696,213)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and development projects in countries around the globe through its subsidiary by acquiring a joint venture interest, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

During the fiscal year 2010, the Company acquired an indirect 11% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      PRINCIPLES AND USE OF ESTIMATES

These financial statements consolidated the accounts of the Company,  its wholly owned subsidiary, Israel Oil & Gas Corporation. And Israel Petroleum Company, Limited, a Cayman Island limited company in which Israel Oil & Gas Corporation owns 76.79% equity interest (“IPC Cayman”)  and have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") with respect to interim financial statements, applied on a consistent basis. Accordingly, they do not include all of the information and footnotes required for compliance with GAAP in Canada for annual audited financial statements. These Statements and notes should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report for the fiscal year ended March 31, 2010.

The accounting policies adopted for the preparation of these Statements are same as those applied for the Company’s audited financial statements for the fiscal year ended March 31, 2010.

The preparation of these Statements and the accompanying unaudited notes requires management to make estimates and assumptions that affect the amounts reported. In the opinion of management, these Statements reflect all adjustments necessary to state fairly the results for the periods presented. Actual results could vary from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

Going concern

Management has prepared these consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances.

The Company has a working capital of approximately $ 1.1 million and accumulated deficit of approximately $ 37.7 million. The Company has commitment to meet its share of exploration and development costs of the two licenses in which it has acquired indirect working interest, which would need additional funding in the range of approximately US$ 12 million within the next six months. The Company will have to secure new cash resources to meet these obligations on its current project. Management is currently evaluating and pursuing funding alternatives, including additional farm-out agreements and new equity issuances. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

2.      PRINCIPLES AND USE OF ESTIMATES - continued

successful. Uncertainty in global capital markets could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon its ability to access sufficient capital to complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material.

Recent accounting pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

The Company’s transition date of April 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ending March 31, 2011. The Company has assessed the impact of IFRS on its consolidated financial statements and concluded that no significant change will be required in any of its accounting policies upon adoption of IFRS.

3.	SHORT TERM INVESTMENTS

	June 30, 2010		March 31, 2010
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	4,014,789	1,382,185	4,007,574	1,359,431

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at June 30, 2010. An unrealised gain of $ 21,737 for the quarter ended June 30, 2010 was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at June 30, 2010, the Company held warrants in certain marketable securities which are exercisable at its option to convert into equal number of common shares of the said securities. The total exercise price of these warrants was $ $ 122,727 (March 31, 2010: $119,217) and the market value of the underlying securities was $ 33,053 as at that date (March 31, 2010: $ 19,506). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants before their expiry between November 2, 2010 and April 26, 2012.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

4.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated Amortisation	Net book value	Net book value
	As at June 30, 2010			March 31, 2010
				(Audited)
Office furniture	4,725	2,139	2,586	2,722
Computer	5,330	1,849	3,481	1,813
Software	5,793	1,740	4,053	4,267

	$ 15,848	$ 5,728	$ 10,120	$ 8,802

5.      PREPAID CONSULTING SERVICES

Prepaid consulting services relate to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the period were as follows:

	Balance at April 1, 2010	Deferred during period		Expensed during period	Balance at June 30, 2009

Stocks	50,792	40,105		(22,868)	68,029
	$ 50,792	$ 40,105		$ (22,868)	$ 68,029

	Balance at April 1, 2009	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2010
Options	$ -	$ 419,482	$ -	$ (419,482)	$ -
Stocks	20,484	217,372	(81,957)	(105,107)	50,792
	$ 20,484	$ 636,854	$ (81,957)	$ (524,589)	$ 50,792

	Balance at April 1, 2009	Deferred during period		Expensed during period	Balance at June 30, 2009
Stocks	20,484	-		(20,484)	-
	$ 20,484	$ -		$ (20,484)	$ -

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

6.      OIL & GAS PROPERTIES AND RELATED EXPENDITURE

Cost of acquisition
Balance as at April 1, 2010	$ 5,447,422
Cash paid to Joint venture partners towards 1% working interest (i)	254,544
Interest paid by cash and warrants on funds borrowed for acquisition (ii)	180,578

Balance as at June 30, 2010	$ 5,882,544
Related expenditure
Balance as at April 1, 2010	$ 1,072,945
Consulting fee	73,312
Legal fees	268,676
Other direct costs	55,122

$ 1,470,055
Balance as at June 30, 2010	7,352,599

(i)
Under a new agreement entered on March 25, 2010 between the Company, IPC Cayman and three other joint venture partners (“new agreement”), the company was entitled to increase its working interest from 10% to 11% by paying an additional US$ 240,000. This amount was paid during the quarter ended June 30, 2010.

(ii)
In fiscal year 2010,the Company issued warrants to induce short term loans borrowed to finance the cost of acquisition. Value of these warrants of $ 173,953 which related to the period after March 31, 2010 was adjusted against the short term loans as at March 31, 2010. Upon settlement of these loans during the three months ended June 30, 2010,the value of warrants was transferred to the cost of acquisition.

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9, and (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, and concluded that there was no permanent impairment.

As per the new agreement, the Operator will acquire 5% working interest in the two licenses from the existing partners proportionately from their respective shares for a total price of US$ 1.2 million. This acquisition will reduce the Company’s share from 11% to 10.45%. This acquisition has not yet been done. The operator is also given an option to acquire an additional 5% from the existing partners.

As per the new agreement, the Operator has agreed to grant the existing partners of the two licenses an option to purchase up to 12.5% of “Samuel” license where the operator holds working interest with other partners, in accordance with their pro rata share. The exact cost of acquisition is not yet determined.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

7.      CAPITAL STOCK

(a)         Authorized

Unlimited number of common shares

(b)         Issued

	June 30, 2010		March 31, 2010
	(Unaudited)		(Audited)
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	65,229,076	$35,298,257	30,820,743	$32,854,075
Canceled	-	-	(350,000)	(81,957)
Issued under 2009 Consultant Stock Compensation Plan (i)	135,000	40,105	708,333	217,372
Issued under private placements (ii)	12,700,000	2,564,925	34,050,000	5,726,794
Finder's fee (ii)	-	(256,493)	-	(572,679)
Value assigned to warrants issued under private placements (note 9(a) ( i))	-	(1,232,145)	-	(2,859,141)
Value assigned to warrants issued as finders fee under private placements		(123,214)		(289,687)
Issued on exercise of warrants	250,000	24,903
Value of warrants exercised transferred from warrants		8,489
Subscriptions received in fiscal 2010 reversed on issuance of shares		(303,480)		303,480
	78,314,076	$36,021,347	65,229,076	$35,298,257

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the three months ended June 30, 2010, 135,000 common shares were issued to three persons out of this plan. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii)
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, raised subsequent to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, raised subsequently to 39.5 million, to be issued at US$ 0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

7.      CAPITAL STOCK – (b) – continued

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

During the three months ended June 30, 2010, the Company received thirty six subscriptions who subscribed a total of 12.7 million Units for gross proceeds of approximately US$2.6 million.
The subscription was closed on April 30, 2010.

8.      STOCK OPTION PLANS

(a)           The following is a summary of all Stock Option Plans as at June 30, 2009:

Plan	Date of registration *	# of Options
		Registered	issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stcok Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	50,000	-	-	50,000
		7,600,000	6,650,000	-225,000	-1,600,000	4,825,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	There were no movements during the quarter ended June 30, 2010. The weighted average exercise price of the outstanding stock options is US$0.15 (March 31, 2010 and June 30, 2009: $0.15.)

(C)           Details of weighted average remaining life of the options granted and outstanding are as follows:

	June30, 2010	March 31, 2010
Number of options outstanding and exercisable	4,825,000	4,825,000
Exercise price in US$	0.15	0.15
Weighted average remaining contractual life (years)	3.75	4.00

All options were fully vested immediately as at June 30 and March 31, 2010. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 1,995,000 options and less than the market price for the balance of 2,830,000 options. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

9.	WARRANTS

(a)	Movement in warrants during the period are as follows:

March 31,		June 30, 2010 (Unaudited)			March 31, 2010 (Audited)
	Note	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of period		59,701,420	0.28	7,343,886	13,846,420	0.24	2,192,927
Issued under 2008-9 Private Placement		-		-	9,000,000	0.10	339,560
Issued as finders fee under 2008-9 private placement		-		-	1,000,000	0.10	37,729
Issued under 2009-10 Private Placement	i	12,700,000	0.35	1,232,145	25,050,000	0.35	2,519,581
Issued as finders fee under 2009-10 private placement	i	1,270,000	0.35	123,214	2,505,000	0.35	251,958
Exercised		(250,000)	-0.10	(8,489)	-		-
Issued in connection with acquisition of licences		-		-	7,000,000	0.35	1,723,806
Issued as inducement for loans		-		-	1,300,000	0.35	278,325
Issued and outstanding, end of period		73,421,420	$ 0.26	$8,690,756	59,701,420	$ 0.28	$7,343,886

(i)
The company issued 12.7 million warrants under a 2009-10 private placement relating to Units subscribed plus 1.27 million as a finder’s fee during the three months ended June 30, 2010 as explained in Note 7(b)(ii). These warrants are convertible into equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option price model amounted to $7,288,984. Using the relative fair value method, an amount of $1,232,145 for warrants issued to private placees and $ 123,214 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

9.	WARRANTS – continued

(b) Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	June 30, 2010		March 31, 2010
			(Audited)
	Warrants outstanding & excercisable		Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
0.10	10,750,000	3.67	11,000,000	3.91
0.25	12,846,420	3.75	12,846,420	4.00
0.35	49,825,000	4.63	35,855,000	4.75
0.46	73,421,420	4.33	59,701,420	4.47

10.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the period, which were 78,270,743 shares for the three months ended June 30, 2010 (three months ended June 30, 2009– 30,820,743).

The Company had approximately 73.4 million (June 30, 2009:13.8 million) warrants and 4.8 million options(June 30, 2009: 4.8 million) , which were not exercised as at June 30, 2010. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

11.	CONSULTING FEE

For the three months ended June 30,	2010	2009
Fees settled in stocks and options (Note 5)	22,868	20,484
Fees settled for cash	185,821	65,864

	$ 208,689	$ 86,348

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

12.           COMMITMENTS  AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr. Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On august 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an ongoing contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr. John Robinson on July 1, 2009 for period to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.8 million.

(f)	The Company’s subsidiary, IPC Cayman has a consulting agreement with its manager and sole director, International Three Crown Petroleum to pay a management fee of US$ 20,000 per month.

(g)
Under the terms of the Agreement governing the allocation of ownership to the two off shore drilling licenses in Israel, the Company’s is required to provide a proof of its financial capability to contribute, when required, its share of the development costs. The Company’s share of these costs is estimated not to exceed US$ 12 million.

(h)
Under an agreement with IPC Cayman, the Company is required to issue up to 500,000 warrants over a period to be defined under a Warrant Plan for issuance to employees and consultants of IPC Cayman other than its sole director for services to be rendered. No warrants have yet been issued.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

13.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements. Amounts are for three months ended June 30, 2010 and balances are at June 30, 2010. Comparative amounts are for the three months ended June 30, 2009 and balances as at June 30, 2009.

(i)
Included in shareholders information expense is $30,688 (2009 – $35,387) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $6,061 for rent (2008: $4,3,52). ). $8,319 of office expenses were charged by the entity controlled by the sole director of IPC Cayman (2009: $ nil)

(iii)
Finders fee of $ 312,469 (2009: $nil) was charged by CCC in connection with the private placement. The fee included a cash fee of $ 189,255 and 1,270,000 warrants valued at $123,214 using the black-Scholes option price model.

(iv)
Business expenses of $5,540 (2009: $4,963) were reimbursed to directors of the corporation and $21,901 (2008 - $20,049) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $48,375 (2009: $nil) were charged by the sole director of IPC Cayman. $45,392 of these charges has been included in oil & gas properties and related expenditure. Further, sole director of IPC Cayman also charged $17,880 for book keeping services (2009: $ nil)

(v)
Consulting fees include cash fee paid to directors for services of $47,500 (2009: $ 32,500), $ 30,000 (2009: $ 30,000) paid to a key consultant and a former chief executive officer of the Company, $25,500 paid to a consultant who controls CCC (2009:  $nil) and $61,656 was paid to the sole director of IPC Cayman. Fees prepaid to a director $nil (2009: $ 24,349).

(vi)
Accounts payable includes $59,982 (2009: $22,542) due to CCC, $nil (2009: $2,737) due to directors, $34,754 (2009: $69,700) due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $17,850 (2009; $ nil).

(vii)
Included in short term investments is an investment of $nil (2009: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was written off as at March 31, 2010.

(viii)
Included in short term investments is an investment of $1,869,381 carrying cost and $529,597fair value (2009: $1,837,956 carrying cost and $533,615 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

(ix)	Included in other receivable is a fee advance of $nil made to a director. (2009: $ 70,000).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

14.	PENDING DISPUTES

(I)
The sole director of the Company’s subsidiary, IPC Cayman communicated to the Company that it is required to complete best efforts financing of $18 million and to contribute all proceeds to IPC Cayman. He has also presented the Company with an invoice for $ 2,291001 claiming it it represented estimated proceeds from the private placement financing completed by the Company on April 30, 2010.

The management disputes these claims by the sole director of the IPC Cayman and is currently engaged in negotiations with the sole director to resolve these matters. The final outcome of such negotiation and any litigation that may arise if such negotiations fail is not determinable.

In any event, the management believes that such claims have no bearing on the consolidated financial statements of the Company.

(II)
IPC Cayman received communication in May 2010 from a lawyer of a non related investor alleging that IPC Cayman made an agreement with his client in January 2010 which involved sale of a part of the working interest in the two drilling licenses.  IPC Cayman denies the fact and considers such an agreement null and void. No legal action has been taken to date. The Company and IPC Cayman are confident that they will successfully defend any such action if taken in future.

15.           SEGMENTED INFORMATION

As at June 30 and March 31, 2010, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 4 of the audited consolidated financial statements for the year ended March 31, 2010.

The Company acquired in fiscal 2010 an indirect 11% working interest in two off-shore drilling licenses in the Laventine basin, approximately forty kilometres off the West coast of Israel.

Geographic Information

The Company operates from one location in Canada AND ITS SUBSIDIARY, ipc Cayman has an office in the US. (2009: one location in Canada). Its assets were located as follows:

Location	June 30, 2010	March 31, 2010	June 30, 2009
Canada	$ 2,455,969	$ 3,615,914	$ 1,749,000
US	36,786	217,497	-
Israel	7,834,496	6,586,376	-
	$ 10,327,251	$ 10,419,787	$ 1,749,000

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year. Cash, short term investments, accounts payable and accruals are classified as level one financial instruments.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel.

(b)	Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 15% of total assets of the Company as at March 31, 2010     (69%  as at March 31, 2009). Further, the Company’s holding in one Canadian marketable security accounted for approximately 57% (2009: 33%) of the total short term investment in marketable securities or 9% (2009: 23%) of total assets as at March 31, 2010.

The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c )	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

16.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS – (c) - continued

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 14% of total monetary assets at June 30, 2010 (23% as at March 31, 2010 and 17% as at June 30, 2009), and approximately 88% of its liabilities as at that date (87% as at March 31, 2010 and nil as at June 30, 2009 ) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	June 30, 2010	March 31, 2009	June 30, 2009
One US Dollar to CDN Dollar	1.0606	1.0156	1.1630

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at June 30, 2010 were as follows:  ( all figures in 000’CDN$ equivalent)

2010
Cash, receivable & short term investments	$1,408
Accounts payable and accrual	(1,658)
Net liabilities	$(250)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net liabilities by $12,500 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net liabilities by $ 12,500.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
June 30, 2010 and 2009
(Unaudited – see Notice to Reader dated August 20, 2010)

17.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 1.9 million as at June 30, 2010 and current assets, mostly in cash and short term investments of approximately $2.9 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at June 30, 2010, the shareholders’ equity was approximately $ 8.4 million (March 31, 2010: $ 7.2 million). Approximately 27% or $2.3 million was held in cash and short term investments (March 31, 2010: $3.8 million or 55%). the Company completed its November 2009 private placement on April 30, 2010 and approximately additional $2.3 million was raised..

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period. However, the Company has commitments to raise approximately US$ $12 million within the next six months to meet its obligations under the indirect working interest held in two off shore Israeli licenses.

18.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Which are not materially different from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X.

Future U.S. accounting policy changes

There were no new accounting developments in the US standards that would affect the results of operations or financial position of the Company other than those detailed in the audited consolidated financial statements for the year ended March 31, 2010.

19	PRIOR PERIOD’S FIGURES

Certain prior period’s amounts have been reclassified to conform to current presentation.